Exhibit 21.01

List of Significant Subsidiaries of the Registrant

Name	State of Incorporation

Arlington Asset Investment Holdings, LLC

Arlington Asset TRS Holdings, LLC

McLean Mortgage Investment, LLC

McLean MSR Investment, LLC

McLean SFR Equity, LLC

McLean SFR Holdings, LLC

McLean SFR Investment, LLC

McLean Solar Investment, LLC

Rock Creek Investment Advisors, LLC

Virginia Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware